EXHIBIT 99.IND PUB ACCT

EX-99.13(a)(4)

On May 8, 2023, the Audit Committee of the Board of Directors of Source Capital, Inc. appointed Tait, Weller & Baker LLP (“Tait”) to serve as the independent registered public accounting firm to audit the financial statements of the Source Capital, Inc (the “Fund”) for the fiscal year ending December 31, 2023. Previously, Ernst & Young LLP (“EY”) served as the independent registered public accounting firm to the Fund.

EY’s report on the financial statements for the Fund for the fiscal years ended December 31, 2022 and December 31, 2021 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During such periods there were no (i) disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Fund’s financial statements for such period, nor (ii) “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the fiscal years ended December 31, 2022 and December 31, 2021, neither the Fund nor anyone on behalf of the Fund had consulted Tait on items that concerned (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements, or (b) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K). The selection of Tait does not reflect any disagreements with EY or dissatisfaction by the Fund, the Board, or the Audit Committee with the performance of EY.

March 5, 2024

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Exhibit 99.13(A)(4) to Form N-CSR dated March 8, 2024 of Source Capital, Inc. and are in agreement with the statements contained in the Exhibit 99.13(A)(4) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Ernst & Young LLP

Los Angeles, California